Exhibit 99.1

                   Four Oaks Fincorp, Inc. Announces
                      2005 Third Quarter Results

    FOUR OAKS, N.C.--(BUSINESS WIRE)--Oct. 19, 2005--Four Oaks Fincorp, Inc., (OTCBB:FOFN) the holding company for Four Oaks Bank & Trust Company, today announced third quarter results for fiscal year 2005. Net income increased 10% in the third quarter of 2005 as compared to the same period of 2004. Net income was $1,467,000 or $0.34 per share for the quarter ended September 30, 2005, compared to $1,331,000 or $0.31 per share for the quarter ended September 30, 2004. For the nine months ended September 30, 2005, net income was $3,960,000 or $0.91 per share, a 27% increase over the net income of $3,112,000 or $0.73 per share earned during the nine months ended September 30, 2004. Annualized return on average equity and return on average assets at September 30, 2005 were 13.41% and 1.22%, respectively, and increased from 12.00% and 1.12%, respectively, at September 30, 2004. The Company increased the level of dividends paid to its shareholders from the $0.06 per share that was paid in the third quarter of fiscal year 2004 to $0.07 per share paid in the third quarter of fiscal year 2005. Year to date dividends paid through September 30, 2005 were $0.22 per share, up from $0.19 as of September 30, 2004. All per share figures are adjusted for the effect of the five-for-four stock split effected in November 2005.
    Improved earnings trends continued in the third quarter of 2005, when compared to the same period of 2004, as evidenced by a 23% increase in net interest income after the provision for loan losses, from $3,703,000 to $4,572,000. Operating expenses increased 20% in the third quarter of fiscal year 2005 to $3,358,000, as compared to the same period of fiscal year 2004, primarily due to increased professional fees related to compliance with new regulations, along with increased salaries and benefits associated with expansion of our locations.
    The Company's balance sheet growth continued in the third quarter of fiscal year 2005. Total deposits of $376,734,000 at September 30, 2005 grew 19% from December 31, 2004. Net loans increased 21% to $373,646,000 from $308,760,000 at December 31, 2004. Shareholders'
equity grew to $40,910,000, a 10% increase over December 31, 2004. Book value per share at September 30, 2005 was $9.38 as compared to $8.68 at December 31, 2004. Shareholders' equity as a percentage of total assets remained high at 8.59%.
    With $476,314,000 in total assets as of September 30, 2005, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its twelve offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, and Sanford, North Carolina. The Harrells branch office and the Sanford loan production office both opened on January 10, 2005.


    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr., 919-963-2177
             President and Chief Executive Officer
             Nancy S. Wise, 919-963-2177
             Executive Vice President and Chief Financial Officer